EXHIBIT 10.4

AMENDMENT
TO
ASHLAND INC.
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS (2005)

WHEREAS, the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005), as amended (the “Plan”) is maintained to provide non-employee directors of Ashland Inc. the opportunity to defer some or all of their directors’ fees as a means of saving for retirement or other purposes; and
WHEREAS, Article IV, Section 4 of the Plan provides that the “Committee” (as such term is defined in the Plan) may amend the Plan; and
WHEREAS, the Committee exercised its right to amend the Plan on March 19, 2015 (the “Amendment Date”).
NOW, THEREFORE, pursuant to such action of the Committee, the Plan is amended as follows and applicable to Elections made between December 31, 2007 and November 10, 2014.
1.    The following is hereby added after the first two sentences of Article III, Section 4(a):
“Notwithstanding the foregoing, with respect to Elections made between December 31, 2007 and November 10, 2014, the following provisions shall apply in lieu of the foregoing: in accordance with the Participant’s Election and as prescribed by the Committee, (i) Deferred Fees credited to a Participant’s Deferral Account shall be distributed in cash or shares of Common Stock (or a combination of both), and (ii) Stock Units and Restricted Stock Units (including Restricted Stock Units credited to a Participant’s Restricted Stock Account) credited to the Stock Account portion of a Participant’s Deferral Account shall be distributed and paid solely in shares of Common Stock. If no Election is made by a Participant as to the time or form of payment of Deferred Fees credited to his or her Deferral Account, or as to the time of payment of Stock Units and Restricted Stock Units (including Restricted Stock Units credited to a Participant’s Restricted Stock Account) credited to his or her Deferral Account, then within thirty (30) days following Termination (x) Deferred Fees credited to such Deferral Account shall be paid in cash in a lump sum, and (y) such Stock Units and Restricted Stock Units credited to such Deferral Account shall be distributed and paid solely in shares of Common Stock. To the extent there is any inconsistency between the terms of a Participant’s Election and the foregoing distribution and payment provisions relating to the distribution and payment of Stock Units and Restricted Stock Units in the form of shares of Common Stock, the foregoing provisions shall govern and supersede any inconsistent provisions contained in any Election.”
2.    In Article III, Section 4(b), the phrase “(including the non-forfeitable portion of the Restricted Stock Account)” is hereby amended to read as follows: “(excluding the period between December 31, 2007 and November 10, 2014, the non-forfeitable portion of the Restricted Stock Account)”.
3.    Article III, Section 4(b) is amended by the addition of the following at the end thereof:

“Notwithstanding the foregoing, with respect to Elections made between December 31, 2007 and November 10, 2014, Stock Units and Restricted Stock Units credited to the Participant’s Deferral Account shall be distributed and paid solely in shares of Common Stock, and any such Election to the contrary is null and void solely to the extent inconsistent herewith.”

IN WITNESS WHEREOF, this Amendment is executed effective as of the Amendment Date.

ASHLAND INC.

By:	/s/ Susan B. Esler
Title:	VP & Chief HR & Communications Officer
Date:	March 30, 2015